CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendment No. 13 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated July 31, 1995, relating to the financial statements and selected per share data and ratios appearing in the June 30, 1995 Annual Reports to Shareholders of Western Asset Trust Full Range Duration Portfolio, Intermediate Duration Portfolio and International Securities Portfolio (three of the nine portfolios comprising Western Asset Trust, Inc.), which are also incorporated by reference into the Registration Statement.

     In addition, we hereby consent to the use in the Statement of Additional Information constituting part of this Registration Statement of our report dated October 26, 1995, relating to the statements of assets and liabilities of Western Asset Trust Long Duration Portfolio, Limited
Duration Portfolio, Short Duration Portfolio, Money Market Portfolio, Corporate Securities Portfolio and Mortgage Securities Portfolio (six of the nine portfolios comprising Western Asset Trust, Inc.), which appears in such Statement of Additional Information.

     We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in the Prospectus and under the headings "Financial Statements" and "Independent Accountants" in the Statement of Additional Information.


PRICE WATERHOUSE LLP


Baltimore, Maryland
October 26, 1995